SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): August 8, 2005


                              GRILL CONCEPTS, INC.
               (Exact name of registrant as specified in Charter)


           Delaware                  0-23226           13-3319172
-------------------------------    ----------       ------------------
(State or other jurisdiction of   (Commission        (IRS Employer
 incorporation or organization)     File No.)      Identification No.)


                       11661 San Vicente Blvd., Suite 404
                          Los Angeles, California 90049
               --------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)


                                  310-820-5559
                            -------------------------
                            (Issuer Telephone number)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.     Entry into a Material Definitive Agreement.

On August 8, 2005, Grill Concepts, Inc.'s Compensation Committee approved salary increases for Michael Weinstock, Chairman and Executive Vice President of the company, and Philip Gay, Executive Vice President and Chief Financial Officer of the company. Mr. Weinstock's salary was increased, retroactive to July 1, 2005, from $155,000 to $161,200 annually. Mr. Gay's salary was increased, effective July 12, 2005, from $209,155 to $234,155.

The Compensation Committee also approved stock option grants to various employees, including Philip Gay and John Sola, Vice President - Operations and Development. Both Mr. Gay and Mr. Sola were granted 10-year options, vesting ratably over 5 years, to purchase 7,000 shares of common stock at $4.22 per share.

The Compensation Committee also approved the entry into change of control agreements with Mr. Weinstock and Mr. Gay, as well as John Sola and Louie Feinstein, pursuant to which each would be entitled to payments in an amount equal to 1.5 times their annual salary in the event of termination of their employment following a change in control of the company. The specific terms of the change of control arrangement will be set forth in a formal Change in Control Agreement which will be described in detail and filed as an exhibit to Form 8-K when executed.

Item 9.01.     Financial Statements and Exhibits.

               (c)  Exhibits

                    10.1     Form of Stock Option Agreement

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GRILL CONCEPTS, INC.

Dated:  August 22, 2005
                                By:  /s/ Philip Gay
                                     Philip Gay
                                     Executive Vice President and
                                     Chief Financial Officer

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